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                                    EXHIBIT 8

         Tax Opinion and Consent of Foster, Swift, Collins & Smith, P.C.

                                   Exhibit 8 - 1
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                      [FORM OF OPINION AND CONSENT OF FSCS]

Board of Directors
IBT Bancorp, Inc.
200 East Broadway
Mt. Pleasant, Michigan 48858

Board of Directors
Greenville Community Financial Corporation
1405 West Washington Street
Greenville, Michigan 48838

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the merger between IBT Bancorp, Inc., a Michigan corporation ("IBT") and Greenville Community Financial Corporation, a Michigan corporation ("GCFC"), as described herein.

We have acted as counsel to IBT in connection with the proposed merger of GCFC with and into IBT (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of August 21, 2007, and as amended September 24, 2007 (the "Merger Agreement") by and between each of IBT and GCFC, each as described in the Registration Statement on Form S-4 filed by IBT with the Securities and Exchange Commission (the "Registration Statement"). Following the Merger, IBT will cause the merger of Isabella Bank and Trust, a state-chartered commercial bank and a wholly-owned subsidiary of IBT ("Isabella") and Greenville Community Bank ("GCB") such that GCB will merge with and into Isabella with Isabella as the surviving institution (the "Subsidiary Merger"). This opinion is being rendered as required by Section 9.1(e) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

In connection with our opinion, we have examined originals or copies, certified or otherwise and identified to our satisfaction of the Merger Agreement, the Bank Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full cooperate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof and (iv) the factual matters, statements and recitations contained in the documents are accurate, true and complete. In rendering our opinion, we have also relied upon certain assumptions and written representations by each of IBT and GCFC.

In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

                                  Exhibit 8 - 2
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In reliance on the assumptions and the representations referenced above, and subject to the limitations and qualifications stated herein, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code and will have the following federal income tax consequences to each of IBT, GCFC and the GCFC shareholders.

1. No gain or loss will be recognized by IBT or GCFC as a result of the Merger.

2. No gain or loss will be recognized by Isabella or GCB as a result of the Subsidiary Merger.

3. GCFC shareholders who exchange their GCFC common stock for a combination of IBT common stock and cash will (if the receipt of cash is not treated as essentially equivalent to a dividend) recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of cash received in the Merger, or (2) the amount of gain realized in the Merger (i.e., the excess of the sum of the amount of cash and the fair market value of the IBT common stock received in the Merger over such shareholder's adjusted tax basis in its shares of GCFC common stock surrendered in the Merger).

4. Gain recognized by GCFC shareholders who exchange their GCFC common stock for a combination of IBT common stock and cash in the Merger will generally be long-term capital gain if the holding period of the GCFC common stock surrendered in the Merger is greater than one year at the time of the Merger, unless, however, the cash received is treated as a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the shareholder's ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes.

5. The aggregate tax basis of IBT common stock received by GCFC shareholders who exchange their GCFC common stock for a combination of IBT common stock and cash will be equal to the aggregate adjusted tax basis of the GCFC common stock surrendered in the Merger, reduced by the amount of cash received in the Merger and increased by the amount of gain, if any, recognized by such shareholder in the Merger.

6. The holding period of the IBT common stock received in the Merger by GCFC shareholders who exchange their GCFC common stock for a combination of IBT common stock and cash will include the holding period of the GCFC common stock surrendered in the Merger, provided the GCFC shareholders held the GCFC common stock surrendered in the Merger as capital assets at the time of the Merger.

Our opinion may not be applicable to all GCFC shareholders, including, without limitation, (1) a GCFC shareholder whose GCFC shares are not held as a capital asset; or (2) a GCFC shareholder who is subject to special treatment under the Code, including without limitation, an insurance company, a dealer in securities, a financial institution, a tax-exempt investor, or a non-United States citizen.

No advance ruling has been obtained from the Internal Revenue Service regarding the Merger described herein. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind. Accordingly, there can be no assurance that the Internal Revenue Service or courts will not take positions contrary to our opinion; however, we believe that the positions stated in our opinion will be sustained.

Except as specifically set forth above, no other opinion is expressed as to the tax consequences to any party to the Merger or any other transactions related to or occurring in connection with the Merger or otherwise, including, without limitation, the exchange of any GCFC shares in the Merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation. No other opinion is expressed

                                  Exhibit 8 - 3
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under federal, state, local or foreign law. The opinion expressed herein is rendered as of the Effective Time of the Merger. We assume no obligation to update or supplement our opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change in law that may hereafter become effective.

This opinion is being furnished only to IBT, GCFC and the GCFC shareholders in connection with the Merger and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement filed by IBT and references to our opinion in the IBT Registration Statement and Proxy Statement-Prospectus attached thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

FOSTER, SWIFT, COLLINS & SMITH, P.C.

                                  Exhibit 8 - 4